Exhibit 99.1
LMI Aerospace, Inc.
Post Office Box 900
St. Charles, Missouri 63302

For more information,
Contact Ed Dickinson, 636/916-2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE REPORTS SALES INCREASE OF 10.9 PERCENT
IN FOURTH QUARTER 2001

2001 Sales of $70.8 million and net earnings of $3 million up substantially over 2000

        St. Louis, April 1, 2002 – LMI Aerospace, Inc. (NASDAQ/NMS:LMIA) announced today that fourth quarter 2001 sales were $16.1 million, an increase of 10.9 percent over the same quarter in 2000. Net income was $110,000 or $0.01 per diluted share, down from $260,000 or $0.03 per diluted share in the same quarter of 2000. Net income for the quarter was negatively impacted by an after tax charge of $311,000 or $0.04 per diluted share.

        “The income reported for the fourth quarter marks our fifth consecutive profitable quarter,” said Ronald S. Saks, president and chief executive officer of LMI. “Our sales gain for the quarter was driven by our acquisition of Tempco Engineering, which added $2.5 million in sales for the quarter.” Saks added, “However, our sales were below guidance issued on November 13, largely because of late year deferrals of deliveries by our aerospace and semiconductor customers. As a result, inventory growth in the fourth quarter of 2001 was higher than expected.”

        “Even though fourth quarter sales fell short of our estimates, we are encouraged by our overall performance in 2001,” said Saks. “This year we achieved many goals we set for the Company. We acquired Tempco Engineering, which brought us new customers, markets, and capabilities; we diversified our core business by winning new orders from the military, corporate and regional jet markets; and we generated better operating performance through the use of lean techniques.” LMI reported net sales of $70.8 million for 2001, up 27.2 percent from 2000. Net income for 2001 was $3.0 million, or $0.36 per share, compared to a net loss of $1.3 million in 2000, or $0.16 per share.

        Gross profit for the fourth quarter was $3.5 million or 21.8 percent of net sales, an increase over $2.6 million and 17.7 percent in the fourth quarter of 2000. The increase in gross margin resulted primarily from improved labor efficiency and increased revenue, which afforded better coverage of the company’s fixed costs. Gross profit was adversely affected by the increase in finished goods inventory resulting from customers’ deferral of shipments into 2002.

        Selling, general, and administrative expenses in the quarter were approximately $400,000 higher than the prior year, due primarily to the inclusion of expenses at Tempco Engineering. As a percentage of sales, SG&A was 16.0 percent in the quarter, up from 15.0 percent in the prior year.

        Other expense in the quarter includes a $311,000 charge for a decline in market value of certain available-for-sale securities, which are still owned by the Company.

        Backlog at December 31, 2001 was approximately $58.7 million up from $43.0 million at the end of the fourth quarter 2000. Included in the backlog at December 31, 2001 is $10.3 million attributable to Tempco Engineering.

        Recent events have caused several of our major commercial aerospace customers to adjust delivery schedule and reduce production rates, while our military and semiconductor customers are accelerating some schedules. We currently expect full year 2002 sales of $76 million to $80 million and gross margins at 20 to 23 percent. We will provide an updated 2002 outlook on Tuesday, April 2, 2002 by press release and Webcast. A recording of the Webcast will be available for 90 days on the Company’s website at www.lmiaerospace.com.

        LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates six manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, and for laser equipment used in the semiconductor and medical industries. Its products include leading edge wing slats and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; passenger and cargo door frames and supports; and excimer laser components.

        This press release includes forward-looking statements related to LMI Aerospace’s outlook for 2002, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission.

                           LMI Aerospace, Inc.

              Condensed Consolidated Statements of Operations
             (Amounts in thousands, except per share data)
                             (Unaudited)

                         For the Three Months   For the Twelve Months
                          Ended December 31       Ended December 31
                          2001         2000       2001       2000

Net sales                $16,112    $14,528      $70,823    $55,658
Cost of sales             12,599     11,954       54,809     48,255
                        -------------------------------------------
Gross profit               3,513      2,574       16,014      7,403

Selling, general,
  and administrative
  expenses                 2,587      2,182       10,194      9,135
                         ------------------------------------------
 Income (loss) from
   operations                926        392        5,820     (1,732)
 Interest expense           (284)       (16)        (843)      (169)
 Other (expense) income,
   net                      (304)        24         (247)       179
                          -----------------------------------------
Income (loss) before income
  taxes                      338        400        4,730     (1,722)
Provision for (benefit
  of) income taxes           227        140        1,764       (603)
                          -----------------------------------------
 Income (loss) before
  cumulative change in
  accounting principle       111        260      $ 2,966    $(1,119)
Cumulative effect of
  change in accounting
  principle**                  -          -            -       (164)
                           -----------------------------------------
Net income (loss)        $   111        260      $ 2,966    $(1,283)

Amounts per common
  share:
  Income (loss) before
   cumulative effect of
   change in accounting
   principle              $ 0.01      $0.03       $ 0.37    $ (0.14)
  Cumulative effect of
   change in accounting
   principle                   -          -            -      (0.02)
                           -----------------------------------------
  Net income (loss)      $  0.01     $ 0.03       $ 0.37     $(0.16)
Weighted average common
  shares outstanding   8,023,998  8,134,501    8,059,682  8,190,525